Feb. 13, 2019

FOR IMMEDIATE RELEASE

Rebecca Taylor, Corporate Communications Director
desk: (541) 679-2614, cell: (541) 513-1038
rebeccat@rfpco.com

Roseburg Contact:Rebecca Taylor, Corporate Communications Director
desk: (541) 679-2614, cell: (541) 513-1038
rebeccat@rfpco.com

PotlatchDeltic Contact:     Anna Torma, desk: (509) 886-2609, cell (347) 886-2609

ROSEBURG AND POTLATCHDELTIC COMPLETE PURCHASE AND SALE OF MDF PLANT IN EL DORADO, ARK.

Springfield, Ore. – Roseburg Forest Products and PotlatchDeltic Corporation (NASDAQ:PCH) announced today that they have completed the previously announced purchase and sale of the assets of PotlatchDeltic subsidiary Del-Tin Fiber LLC, including its medium density fiberboard (MDF) plant located in El Dorado, Ark.

The two companies reached an agreement in principle in December 2018, dependent upon final due diligence and regulatory approval.

“The El Dorado MDF plant serves as the third point in Roseburg’s North American MDF manufacturing triangle and will play a key role in our continued expansion into the market,” Roseburg President and CEO Grady Mulbery said. “It is located in a region with a healthy wood basket and a robust history of wood products manufacturing. El Dorado MDF is already a profitable operation, and we look forward to seeing what the plant and its employees will do with further investment under long-term ownership.”

El Dorado MDF is Roseburg’s third MDF plant purchase in the past four years. The company acquired Pembroke MDF in eastern Ontario, Canada, in early 2018, and an MDF plant in Medford, Ore., in 2015.

“We believe this deal is a win for all parties. The El Dorado MDF employees are a dedicated group and Roseburg is a world-class MDF producer. PotlatchDeltic will give full focus to the two sawmills and half a million acres of excellent timberland acquired in the 2018 merger of Potlatch and Deltic,” said Mike Covey CEO for PotlatchDeltic.

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About Roseburg Forest Products
Founded in 1936, Roseburg Forest Products is a privately owned company and one of North America’s leading producers of particleboard, medium density fiberboard and thermally fused laminates. Roseburg also manufactures softwood and hardwood plywood, lumber, LVL and I-joists. The company owns and sustainably manages more than 600,000 acres of timberland in Oregon, North Carolina and Virginia, as well as an export wood chip terminal facility in Coos Bay, Ore. Roseburg products are shipped throughout North America and the Pacific Rim. To learn more about the company please visit www.Roseburg.com.

About PotlatchDeltic

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.